Exhibit 10.14

Dennis Zeleny
Senior Vice President and
Chief Human Resources Officer
Sunoco, Inc.
1735 Market Street Ste LL Philadelphia PA 19103-7583 215 977 3222 Fax 215 977 3131 dzeleny@sunocoinc.com

February 18, 2011

Ms. Denise R. Cade

822 Fox Ridge Court

Mars, PA 16046

Dear Denise:

Congratulations! I am delighted to extend to you the following offer to join SunCoke Energy, Inc. as Senior Vice President and General Counsel, effective March 21, 2011, reporting to the Chief Executive Officer of SunCoke and the Senior Vice President and General Counsel of Sunoco, Inc., the parent Company of SunCoke. This dual reporting relationship will remain in place until the separation of SunCoke from Sunoco by means of an initial public offering of SunCoke stock, a spinoff of all or substantially all of SunCoke’s stock to Sunoco’s shareholders or a similar transaction following which all or a significant portion of SunCoke becomes held by persons independent of Sunoco (the “Separation”), at which time you will report to CEO of SunCoke. Contained herein are the specifics of the offer to you to join SunCoke Energy, Inc.

You are required to complete a physical examination and substance screening in advance of your start date or within a reasonable time thereafter. Your examination and screening will be coordinated by Sunoco’s Medical Director once we have received your written acceptance of this offer. This offer is subject to a satisfactory result on the substance screening test, and a customary background and reference checks.

Work Location

You will be based at SunCoke Energy’s corporate office which is expected to be located in Lisle, Illinois on or about June 1, 2011. In the interim period we will provide travel and temporary living accommodations for your needs in Knoxville, Tennessee.

Cash Compensation

For 2011, your annual salary will be $305,000. You will be administered as a member of the Executive Band in SunCoke’s compensation system and will have a target bonus under the SunCoke annual incentive plan of 50% of your salary, or $152,500, for total annualized targeted cash compensation of $457,500.

February 18, 2011

Since 2011 will be a partial year, any salary earned will be pro-rated based on the portion of the year that you actually serve. If you commence your employment during the first quarter of 2011, you will receive a full year annual incentive payment. Performance for the 2011 annual bonus plan is based on performance standards attained at SunCoke Energy, and can vary from 0% to 200% of target based on performance. This bonus is neither guaranteed nor permanent, and the performance metrics for future years are subject to change.

Sign-on Bonus

You will be paid a sign-on bonus in the gross amounts of $75,000 on the commencement of your employment with SunCoke Energy, and $75,000 on the first anniversary of your employment with SunCoke. In the event that you resign or are terminated for cause within two years of your employment start date, you agree to return to SunCoke Energy the payment of the signing bonus, prorated on a monthly basis for the period worked.

Long-Term Incentive Compensation

Beginning in 2011, you will be eligible to participate in the SunCoke Energy Long-term Incentive Program. Consistent with your position, your target is currently 75% of base annual salary, and awards can range from 0% to 200% of target. Awards are typically determined annually in the first quarter and vest over three years. Participation in the plan requires nomination each year, this incentive is neither guaranteed nor permanent, and performance metrics are subject to change in future years. For your first year, subject to the completion of the planned Separation, and further subject to the approval of the Compensation Committee of the Board of Directors of SunCoke, you will receive an equity award with a value of $610,000, which represents your full LTI award for 2011 and 2012, as well as consideration for your equity forfeited at your current employer.

Vacation

As an experienced hire, you will be entitled to four (4) weeks of paid vacation annually. In the year of hire, vacation time is prorated based on the quarter in which an employee is hired. Employees hired in the first quarter receive 100%; second quarter receive 75%; third quarter receive 50%; and fourth quarter receive 25% of the total vacation offered.

Termination Rights

Every executive, including the Senior Vice President and General Counsel, is an employee at will. “At will” employment means there is no specified term of employment, and employment may be terminated at any time with or without cause or notice at either the will or choice of the employee or SunCoke Energy.

February 18, 2011

Although an employee may receive promotions, commendations, pay increases, bonuses and the like throughout the term of employment, no promises, statements or conduct of any person can change or modify SunCoke Energy’s policy of at will employment unless in made in writing and signed by the CEO of SunCoke Energy.

Basic Severance

In the event that you are terminated without cause, you shall be entitled to receive a lump-sum cash payment equal to the sum of your annual Salary and target bonus for the year of termination. You will also be entitled to receive a pro rata annual bonus based on business and personal performance, payable when annual bonuses for the year in which you are terminated are payable to other senior executives SunCoke, as applicable (the “Pro Rata Annual Bonus”).

Severance in the Event of a Sale

If, instead of the Separation, on or prior to March 1, 2012 Sunoco sells all or substantially all of the assets or stock of SunCoke to a person, or more than one person acting as a group, which is not affiliated with Sunoco (a “Sale”), you may, on or prior to the date of such Sale, give Sunoco written notice of your intent to resign your employment effective as of the date of such Sale, in which case you shall receive a lump-sum cash payment equal to the sum of (x) the Pro Rata Annual Bonus and (y) severance equal to the sum of your annual Salary and target bonus for the year of termination.

Severance in the Event of No Sale and No Separation

In the event that neither the Separation nor a Sale occurs on or before March 1, 2012, you may, on or prior to March 1, 2012, give Sunoco written notice of your intent to resign your employment effective as of March 1, 2012, in which case you shall receive a lump-sum cash payment equal to the sum of the Pro Rata Annual Bonus and severance equal to the sum of your annual Salary and target bonus for the year of termination.

Benefits

SunCoke Energy provides a full range of benefits for most of its salaried employees including comprehensive health plans, prescription, dental, vision, employee life insurance, and short and long-term disability coverage.

You are immediately eligible for participation in a 401K Retirement Savings plan. For 2011, there is no Company Match on your contributions. Starting in 2012, and one year after your start date, SunCoke Energy’s contribution to the 401k plan will be a 3% fixed company contribution plus a 100% Company match on employee contributions up to 5%. All contributions are subject to plan eligibility and IRS limits.

February 4, 2011

You will also be provided with relocation assistance in accordance with SunCoke Energy’s Relocation Policy. You will be provided with temporary accommodations in Knoxville prior to the relocation of SunCoke’s offices to Lisle, IL.

SunCoke Energy regularly reviews various benefit programs offered to employees, including its savings and retirement plan, medical benefits, and employee cost sharing, and reserves the right to modify or eliminate these and other policies, programs, procedures and plans at any time in the future.

Please review this offer letter. This offer will be rescinded if you do not respond with an acceptance by March 1, 2011. If you elect to accept our offer, please sign and return to us a counterpart signature page as soon as possible.

Denise, once again, congratulations! We are all pleased to have you join the SunCoke Energy team.

Sincerely,

Dennis Zeleny
Senior Vice President and Chief Human Resources Officer
Sunoco, Inc.

I accept this offer to be the Senior Vice President, General Counsel.

Signature

cc: F. Henderson
C. Cunningham
S. Fox